Certificate of Incorporation of


                             Warren Resources, Inc.


             Pursuant to Section 402 of the Business Corporation Law


IT IS HEREBY CERTIFIED THAT:


The name of the corporation is Warren Resources, Inc.

The purposes for which this corporation is formed are as follows:

     To engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law. This corporation is not formed to engage in any act or activity for which approval by any state department, official, board, agency or other body is required.

The corporation, in furtherance of its corporate purposes above set forth, shall have all the powers enumerated in Section 202 of the Business Corporation Law or any other statute of the State of New York.

The aggregate number of shares the corporation shall have authority to issue is two hundred (200) shares with no par value.

The office of the corporation is to be located in the County of Nassau, State of New York.

The Secretary of the State is designated as agent of the corporation upon whom the process in any action or proceeding against it may be served. The postal address to which the Secretary of State shall mail a copy of the process against the corporation served upon him is 1036 Hasting Street, Baldwin, N.Y. 11510.

The undersigned incorporator is over the age of eighteen years.

IN WITNESS WHEREOF, his certificate has been subscribed this 11th day of June, 1990, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

Karen McKeown
194 Washington Avenue
Albany, New York 11210                       /s/ Karen McKeown
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